Exhibit 99.1

Ascent Solar Technologies Hires Paul Warley Jr. as CFO

THORNTON, Colo. – December 12, 2022 – Ascent Solar Technologies, Inc. (NASDAQ: ASTI) – the leader in designing and manufacturing state-of-the-art, lightweight, flexible thin-film photovoltaic (PV) solutions – has hired Paul Warley Jr. as its next chief financial officer (CFO). Warley comes to Ascent Solar with significant experience in corporate turnarounds, restructuring, cross-border trade and capital advisory.

Prior to Ascent, Warley was president of Warley & Company LLC, a strategic advisory firm from 2015 to 2022 – providing executive management services, capital advisory, and M&A to middle-market companies in the service, construction, technology, oil & gas, clean energy, food, retail and green-building sectors. While at Warley & Company from 2018 to 2019, he was engaged as chief executive officer and CFO of 360Imaging, a provider of products and services for implant surgery and digital dentistry. From 2011 to 2015, Warley served clients in the alternative energy industry as a managing director and chief compliance officer with Deloitte Corporate Finance. From 1997 to 2011, Warley was managing director and region manager for GE Capital. From 1984 to 1997, Warley served as senior vice president with Bank of America and Bankers Trust.

“We would like to thank our outgoing CFO, Mike Gilbreth, for his efforts and the results achieved during his tenure,” said Ascent Solar CEO Jeffrey Max. “As we continue transforming Ascent Solar, Paul Warley’s 30-plus years of experience in financial management, investment banking, corporate restructuring and M&A will be of terrific value.”

Warley holds the Financial Industry Regulatory Authority Series 7, 24 and 63 licenses. He earned his bachelor’s in accounting from The Citadel and served in the U.S. Army, attaining the rank of Captain.

About Ascent Solar Technologies, IncAbout Ascent Solar Technologies, Inc.
With 40 years of R&D, 15 years of manufacturing, numerous awards, and a comprehensive IP and patent portfolio, Ascent Solar is a leading provider of CIGS solar technology and manufacturer of innovative, high performance, flexible thin-film solar panels for both existing and emerging agrivoltaic, space, and aerospace applications. Ascent’s patented, monolithic integration process enables remarkable levels of flexibility, efficiency, durability and weight savings – revolutionizing the way solar power can be used in everyday life. Ascent Solar’s research and development center and 5-MW nameplate production facility are in Thornton, Colorado. To learn more, visit https://www.ascentsolar.com

Forward-Looking Statements

Statements in this press release that are not statements of historical or current fact constitute "forward-looking statements." Such forward-looking statements involve known and unknown risks, uncertainties and other unknown factors that could cause the company's actual operating results to be materially different from any historical results or from any future results expressed or implied by such forward-looking statements. In addition to statements that explicitly describe these risks and uncertainties, readers are urged to consider statements that contain terms such as "believes," "belief," "expects," "expect," "intends," "intend," "anticipate," "anticipates," "plans," "plan," to be uncertain and forward-looking. No information in this press release should be construed as any indication whatsoever of our future revenues, stock price, or results of operations. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in the company's filings with the Securities and Exchange Commission.

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Media Contacts: IR@ascentsolar.com & jason@shermancm.com